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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(9) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)

                            -------------------------

                 JEFFERSON SMURFIT GROUP PUBLIC LIMITED COMPANY
                            (Name of Subject Company)

                 JEFFERSON SMURFIT GROUP PUBLIC LIMITED COMPANY
                        (Name of Person Filing Statement)

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                       ORDINARY SHARES OF (EURO)0.30 EACH
                                       AND
   AMERICAN DEPOSITARY SHARES, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS, EACH
                        REPRESENTING TEN ORDINARY SHARES
                        (Title of Classes of Securities)

                            -------------------------

                                   47508W 10 7
                      (CUSIP Number of Class of Securities)

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                                JAMES FITZHARRIS
                            ASSISTANT GROUP SECRETARY
                           JEFFERSON SMURFIT GROUP PLC
                             BEECH HILL, CLONSKEAGH
                                DUBLIN 4, IRELAND
                                 353-1-202-7000

 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                   COPIES TO:

       STEVEN A. ROSENBLUM, ESQ.                  HOUGHTON FRY, ESQ.
    WACHTELL, LIPTON, ROSEN & KATZ              WILLIAM FRY SOLICITORS
          51 WEST 52ND STREET               FITZWILTON HOUSE, WILTON PLACE
       NEW YORK, NEW YORK 10019                   DUBLIN 2, IRELAND
             212-403-1000                           353-1-639-5000


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|_| CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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                                 AMENDMENT NO. 7
                                TO SCHEDULE 14D-9

   This Amendment No. 7 to Schedule 14D-9 amends and supplements the Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission on July 5, 2002, as amended by Amendment No. 1 filed on July 15, 2002, Amendment No. 2 filed on July 18, 2002, Amendment No. 3 filed on July 19, 2002, Amendment No. 4 filed on July 30, 2002, Amendment No. 5 filed on August 7, 2002, and Amendment No. 6 filed on August 8, 2002, by Jefferson Smurfit Group plc, a public limited company incorporated under the laws of Ireland (the "Company"), relating to a tender offer commenced on July 5, 2002 by MDCP Acquisitions I, an unlimited public company incorporated under the laws of Ireland (the "Purchaser"), formed by Madison Dearborn Partners, L.L.C. ("MDP") to purchase all of the issued and to be issued ordinary shares of (euro)0.30 each of the Company (the "Ordinary Shares"), including American Depositary Shares, each representing ten Ordinary Shares.

   The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference, except as otherwise set forth below.


ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

   The following Exhibit is filed herewith:



EXHIBIT NO.                              DESCRIPTION
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(a)(11)         Press release issued by the Company on August 21, 2002 relating to an extension of the Purchaser's tender offer until September 3, 2002.

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                                    SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     JEFFERSON SMURFIT GROUP PLC


                                       By:  /s/ James Fitzharris
                                         ---------------------------------
                                         Name:   James Fitzharris
                                         Title:  Assistant Group Secretary



Dated: August 21, 2002

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                                 EXHIBIT INDEX

EXHIBIT NO.                              DESCRIPTION
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(a)(11)     Press release issued by the Company on August 21, 2002.